Exhibit 99.1

APPVION, INC. ANNOUNCES CLOSING OF SECOND LIEN SENIOR SECURED NOTES OFFERING

APPLETON, WI — November 19, 2013 — Appvion, Inc. (“Appvion”), formerly Appleton Papers Inc., announced today the closing of its previously announced offering of $250 million aggregate principal amount of Second Lien Senior Secured Notes due 2020 (the “Notes”) in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold to investors at a price of 98.501% of the principal amount thereof and will bear interest at a rate equal to 9.000% per annum.

Contemporaneously with the closing of the offering of the Notes, Appvion irrevocably deposited approximately $238.2 million with U.S. Bank National Association, in its capacity as the trustee for Appvion’s 9 3⁄4% Senior Subordinated Notes due 2014 (the “9 3⁄4% Notes”) and the trustee for Appvion’s 11.25% Second Lien Notes due 2015 (“11.25% Notes,” and together with the 9 3⁄4% Notes, the “Existing Notes”), to redeem all of its outstanding Existing Notes on December 19, 2013. The amount deposited with U.S. Bank National Association includes payment of principal amounts, accrued and unpaid interest on the Existing Notes and an estimated make-whole premium payable to the holders of the 11.25% Notes. Pursuant to the terms of the indenture governing the 11.25% Notes, the final make-whole premium will be determined on December 17, 2013. Subject to any adjustment to the amount of funds deposited with U.S. National Association to reflect the final make-whole premium payable to holders of the 11.25% Notes, Appvion intends to use the remaining amount of the net proceeds to pay fees and expenses related to the redemption of the Existing Notes and the offering of the Notes and to repay amounts outstanding under Appvion’s revolving credit facility.

The Notes are jointly and severally guaranteed by Appvion’s parent, Paperweight Development Corp. and certain of Appvion’s subsidiaries (collectively, the “Guarantees”). The Notes are secured by a second priority lien on substantially all of Appvion’s assets, and the Guarantees are secured by a second priority lien on substantially all of the assets of the guarantors.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities have not been registered under the Securities Act or qualified under any state securities laws or the laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The securities described herein were offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, Appvion undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

Media Contact:	Bill Van Den Brandt
Senior Manager, Corporate Communications
920-991-8613
bvandenbrandt@appvion.com